Exhibit T3A

[A copy of the Charter]

CERTIFICATE OF INCORPORATION

OF A PUBLIC LIMITED COMPANY

Company No. 5481475

The Registrar of Companies for England and Wales hereby certifies that

CELTIC PHARMA DEVELOPMENT UK PLC

is this day incorporated under the Companies Act 1985 as a public company and that the company is limited.

Given at Companies House, London, the 15th June 2005

Registered No.

THE COMPANIES ACT 1985

(AS AMENDED BY THE COMPANIES ACT 1989)

PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

CELTIC PHARMA DEVELOPMENT UK PLC

1.	The name of the Company is “Celtic Pharma Development UK PLC”

2.	The Company is to be a public company.

3.	The Registered Office of the Company will be situate in England.

4.	The objects for which the Company is established are:

5.	To carry on business as a holding company in all its branches and to acquire and hold in the name of the Company or that of any nominee shares, stocks, debentures, debenture stock, scripts, bonds, notes, mortgages, securities and obligations of any kind issued or guaranteed by any company, corporation or undertaking of whatever nature constituted or carrying on business in any part of the world, and shares, stocks, debentures, debenture stock, scripts, bonds, notes, funds, loans, securities or obligations and other securities issued or guaranteed by any government state or dominion, public body or authority, supreme, municipal, local or otherwise whether at home or abroad and to acquire any such shares, stocks, debentures, debenture stock, scripts, bonds, notes, securities, obligations, funds or loans by original subscription, tender, purchase, participation in syndicates, exchange or otherwise and whether or not fully paid up and to subscribe for the same subject to such terms and conditions (if any) as may be thought fit and to guarantee the subscription thereof, and to exercise and enjoy all rights, powers and privileges and fulfil all obligations conferred by or incident to the ownership thereof and to vary and transpose dispose of or otherwise deal from time to time as may be considered expedient any of the Company’s investments for the time being.

2.	To co-ordinate the policy and administration of any companies of which the Company is a member or which are in any manner controlled by, or connected with the Company; and to carry on all or any of the businesses of capitalists, trustees, financiers, financial agents, company promoters, bill discounters, stock and share brokers and dealers, commission and general agents, merchants and traders including: granting and issuing letters of credit and circular notes; buying, selling and dealing in bullion, specie and currencies; acquiring, holding, issuing on commission, placing, underwriting, sub-underwriting, obtaining

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options over and dealing with stocks, funds, shares, debentures, debenture stock, bonds, obligations, securities and investments of all kinds; negotiating loans and advances; receiving money and valuables on deposit, or for safe custody, or otherwise; managing property; transacting all kinds of guarantee, trust and agency business; and entering into financial derivative transactions including but not limited to swaps, reverse swaps, swap options, caps, floors, collars, forward rate agreements, futures and gilt or cash options.

3.	To carry on business as a general commercial company.

4.	To carry on any other business which may seem to the Company capable of being conveniently carried on in connection with the above objects, or calculated directly or indirectly to enhance the value of or render more profitable any of the Company’s property.

5.	To purchase or by any other means acquire and take options over any freehold, leasehold or other real or personal property for any estate or interest whatever, and any rights or privileges of any kind over or in respect of any real or personal property.

6.	To apply for, register, purchase, or by other means acquire and protect, prolong and renew, whether in the United Kingdom or elsewhere, any patents, patent rights, brevets d’invention, licences, secret processes, trade marks, designs protections and concessions and to disclaim, alter, modify, use and turn to account and to manufacture under or grant licences or privileges in respect of the same, and to expend money in experimenting upon, testing and improving any patents, inventions or rights which the Company may acquire or propose to acquire.

7.	To acquire and undertake the whole or any part of the business, goodwill, and assets of any person, firm, or company carrying on or proposing to carry on any of the businesses which this Company is authorised to carry on, and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in, amalgamate with, or enter into partnership or into any arrangement for sharing profits, or for co-operation, or for mutual assistance with any such person, firm or company, or for subsidising or otherwise assisting any such person, firm or company, and to give or accept, by way of consideration for any of the acts or things aforesaid or property acquired, any Shares, Debentures, Debenture Stock, or securities that may be agreed upon, and to hold and retain, or sell, mortgage, and deal with any shares, debentures, debenture stock, or securities so received.

8.	To improve, manage, construct, repair, develop, exchange, let on lease or otherwise, mortgage, charge, sell, dispose of, turn to account, grant licences, options, rights and privileges in respect of, or otherwise deal with all or any part of the property and rights of the Company, both real and personal.

9.	To invest and deal with the moneys of the Company not immediately required in such manner as may from time to time be determined and to hold, sell or otherwise deal with any investments made.

10.	To lend and advance money or give credit on such terms as may seem expedient and with or without security to customers and others, and to receive money on deposit or loan upon such terms as the Company may approve.

11.	To borrow and raise money in such manner as the Company shall think fit and to secure the repayment of any money borrowed, raised, or owing, by mortgage, charge, lien or other security upon the whole or any part of the Company’s property or assets (whether present or future), including its uncalled capital, and also by a similar mortgage, charge, lien or security to secure and guarantee the performance by the Company of any obligation or liability it may undertake or which may become binding on it either with or without the Company receiving any consideration or advantage (direct or indirect) from giving any such guarantee to guarantee either by personal covenant or by mortgaging or charging all or any part of the undertaking property and assets and uncalled capital of the Company both present and future or by both such methods the performance of the obligations and contracts of and payment of the capital or principal (together with any premium) of and dividends or interest on any stocks shares or securities of any company firm or person and in particular (but without limiting the generality of the foregoing) of the company which is for the time being the Company’s holding company (as defined by Section 736 of the Companies Act 1985) or another subsidiary (as defined by the said Section) of the Company’s holding company or otherwise associated with the Company in business.

12.	For the purposes of or in connection with the business of the Company to issue at par or at a premium or discount, and for such consideration and with and subject to such rights, powers, privileges and conditions as may be thought fit, debentures or debenture stock, either permanent or redeemable or repayable, and collaterally or further to secure any securities of the Company by a trust deed or other assurances. To issue and deposit any securities which the Company has power to issue by way of mortgage to secure any sum less than the nominal amount of such securities.

13.	To draw, make, accept, endorse, discount, negotiate, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures, and other negotiable or transferable instruments.

14.	To apply for, promote, and obtain any Act of Parliament, Provisional Order, or Licence of the Department of Trade and Industry or other authority for enabling the Company to carry any of its objects into effect, or for effecting any modification of the Company’s constitution, or for any other purpose which may seem expedient, and to oppose any proceedings or applications which may seem calculated directly or indirectly to prejudice the Company’s interests.

15.	To enter into any arrangements with any Governments or authorities (supreme, municipal, local, or otherwise) that may seem conducive to the attainment of the Company’s objects or any of them, and to obtain from any such Government or authority any charters, decrees, rights, privileges or concessions which the Company may think desirable and to carry out exercise, and comply with any such charters, decrees, rights, privileges, and concessions.

16.	To subscribe for, take, purchase, or otherwise acquire and hold shares or other interests in or securities of any other company having objects altogether or in part similar to those of the Company or carrying on any business capable of being carried on so as directly or indirectly to benefit the Company or enhance the value of any of its property and to co-ordinate, finance and manage the businesses and operations of any company in which the Company holds any such interest.

17.	To act as agents or brokers and as trustees for any person, firm or company, and to undertake and perform subcontracts, and also to act in any of the businesses of the Company through or by means of agents, brokers, sub-contractors, or others.

18.	To remunerate any person, firm or company rendering services to this Company either by cash payment or by the allotment to him or them of Shares or other securities of the Company credited as paid up in full or in part or otherwise as may be thought expedient.

19.	To pay all or any expenses incurred in connection with the promotion, formation and incorporation of the Company, or to contract with any person, firm or company to pay the same, and to pay commissions to brokers and others for underwriting, placing, selling or guaranteeing the subscription of any Shares or other securities of the Company.

20.	To contribute by donation, subscription, guarantee or otherwise to any charitable, public, general, political or useful object whatsoever, and to support and subscribe to any institution, society, or club which may be for the benefit of the Company or its employees, or may be connected with any town or place where the Company carries on business; to give or award pensions, annuities, gratuities, and superannuation or other allowances or benefits or charitable aid to any persons who are or have been Directors of, or who are or have been employed by, or who are serving or have served the Company, or of any company which is a subsidiary of the Company or the holding company of the Company or of the predecessors in business of the Company or of any such subsidiary or holding company and to the wives, widows, children and other relatives and dependants of such persons; to make payments towards insurance; and to set up, establish, support and maintain superannuation and other funds or schemes (whether contributory or non-contributory) for the benefit of any of such persons and of their wives, widows, children and other relatives and dependants; and to set up, establish, support and maintain profit sharing or share purchase schemes for the benefit of any of the employees of the Company or of any such of the Company or of any such subsidiary or holding Company and to lend money to any such employees or to trustees on their behalf to enable any such share purchase schemes to be established or maintained; and to purchase and maintain for any persons who are Directors, officers, employees, or agents of the Company or the auditors of the Company from time to time insurance against any liability.

21.	To promote any other company for the purpose of acquiring the whole or any part of the business or property and undertaking any of the liabilities of the Company, or of undertaking any business or operations which may appear likely to assist or benefit the Company or to enhance the value of any property or business of the Company, and to place or guarantee the placing of, underwrite, subscribe for, or otherwise acquire all or any part of the shares or securities of any such company as aforesaid.

22.	To sell or otherwise dispose of the whole or any part of the business or property of the Company, either together or in portions, for such consideration as the Company may think fit, and in particular for shares, debentures, or securities of any company purchasing the same.

23.	To distribute among the Members of the Company in kind any property of the Company of any kind.

24.	To procure the Company to be registered or recognised in any part of the world.

25.	To do all or any of the things or matters aforesaid in any part of the world and either as principals, agents, contractors or otherwise and by or through agents or otherwise and either alone or in conjunction with others.

26.	To do all such other things as may be deemed incidental or conducive to the attainment of the above objects or any of them.

The objects set forth in each sub-clause of this clause shall not be restrictively construed but the widest interpretation shall be given thereto, and they shall not, except where the context expressly so requires, be in any way limited or restricted by reference to or inference from any other object or objects set forth in such sub-clause or from the terms of any other sub-clause or by the name of the Company. None of such sub-clauses or the object or objects therein specified or the powers thereby conferred shall be deemed subsidiary or ancillary to the objects or powers mentioned in any other sub-clause, but the Company shall have as full a power to exercise all or any of the objects conferred by and provided in each of the said sub-clauses as if each sub-clause contained the objects of a separate company.

27.	The liability of the members is limited.

28.	The Share Capital of the Company is £ 100,000 divided into 100,000 shares of £1 each. The shares in the original or any increased capital may be divided into several classes, and there may be attached thereto respectively any preferential, deferred or other special rights, privileges, conditions or restrictions as to dividend, capital, voting or otherwise.

WE, the several persons whose names and addresses are subscribed, are desirous of being formed into a Company in pursuance of this Memorandum of Association, and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names.

NAMES ADDRESSES AND DESCRIPTIONS OF SUBSCRIBERS	Number of Shares taken by each Subscriber
John Mayo, 1 Ellerdale Close, Hampstead, UK	49,999
Stephen Parker, Long Spinney, Burrows Lane, Gomshall, Guildford, Surrey GU5 9QE	1

DATED the 14th day of June 2005

WITNESS to the above signatures:

KATIE YARWOOD

21, TUDOR ST, LONDON EC4Y 0DJ

TRAINEE SOLICITOR